UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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ALLIS-CHALMERS ENERGY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ALLIS-CHALMERS ENERGY INC.
5075 Westheimer Road, Suite 890
Houston, Texas 77056
April 30, 2007

To Our Stockholders:

On behalf of our board of directors, I cordially invite all stockholders to attend the Annual Meeting of Allis-Chalmers Energy Inc. to be held on Thursday, June 14, 2007 at 11:15 a.m. local time at our offices located at 5075 Westheimer Road, Suite 890, Houston, Texas 77056. Proxy materials, which include a notice of the meeting, proxy statement and proxy card, are enclosed with this letter.

Even if you plan to attend the meeting, you are requested to sign, date and return the proxy card in the enclosed envelope. If you attend the meeting after having returned the enclosed proxy card, you may revoke your proxy, if you wish, and vote in person. A proxy may also be revoked at any time before it is exercised by giving written notice to, or filing a duly exercised proxy bearing a later date with, our Secretary. If you would like to attend and your shares are not registered in your own name, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

We look forward to seeing you at the meeting.

Sincerely,

Munawar H. Hidayatallah
Chairman of the Board and Chief Executive Officer

ALLIS-CHALMERS ENERGY INC.
5075 Westheimer Road, Suite 890
Houston, Texas 77056

NOTICE OF THE 2007
ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of the Stockholders of Allis-Chalmers Energy Inc. (the “Company”) will be held on Thursday, June 14, 2007 at 11:15 a.m. local time at our offices located at 5075 Westheimer Road, Suite 890, Houston, Texas 77056, for the following purposes:

1. To elect eleven (11) directors to serve a one-year term expiring at the 2008 annual meeting of stockholders;

2. To ratify the appointment of UHY LLP as our independent auditor for fiscal year ending December 31, 2007; and

3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

Our board of directors has fixed the close of business on April 25, 2007 as the record date for determining the stockholders having the right to vote at the meeting or any adjournment. A list of such stockholders will be open to examination during regular business hours by any stockholder for at least ten days prior to the Annual Meeting, at our offices located at 5075 Westheimer Road, Suite 890, Houston, Texas 77056. Stockholders holding at least a majority of the outstanding shares of our common stock are required to be present or represented by proxy at the meeting to constitute a quorum.

Registration will begin at 11:00 a.m. and seating will begin at 11:10 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

Munawar H. Hidayatallah
Chairman of the Board and Chief Executive Officer

Houston, Texas
April 30, 2007

YOUR VOTE IS IMPORTANT

TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE, EVEN IF YOU PLAN ON ATTENDING THE MEETING. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE. THIS WILL ENSURE YOUR REPRESENTATION AT THE MEETING WHETHER YOU ATTEND OR NOT. IF YOU DO ATTEND THE MEETING AND PREFER TO VOTE IN PERSON, YOU MAY DO SO.

i

ALLIS-CHALMERS ENERGY INC.
5075 Westheimer Road, Suite 890
Houston, Texas 77056

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2007

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

THE ANNUAL MEETING

Why did you send me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2007 annual meeting of stockholders. We are mailing this proxy statement and the enclosed proxy card to stockholders on or about May 7, 2007. This question and answer section summarizes selected information contained elsewhere in this proxy statement, but does not contain all of the information that may be important to you. We urge you to read the entire proxy statement carefully.

You do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

When and Where is the Annual Meeting?

The 2007 annual meeting of the stockholders of Allis-Chalmers Energy Inc. will be held on Thursday, June 14, 2007, at 11:15 a.m., local time, at our offices located at 5075 Westheimer Road, Suite 890, Houston, Texas 77056.

What am I being asked to vote upon?

You are being asked to approve (i) the election of eleven (11) directors to serve until the next annual meeting of the stockholders and (ii) the ratification of our appointment of independent auditors for the fiscal year ending December 31, 2007.

VOTING AND PROXY PROCEDURES

Who may vote at the meeting?

Only stockholders of record at the close of business on April 25, 2007, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the common shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. Your proxy card indicates the number of shares that you owned as of the record date. As of April 25, 2007, there were 34,644,510 shares of Common Stock outstanding.

What are the voting rights of the holders of Allis-Chalmers Energy Inc. stock?

Stockholders are entitled to one vote, exercisable in person or by proxy, for each share of Common Stock, held on the record date.

Shares are counted as present at the annual meeting if:

•	The stockholder is present and votes in person at the meeting, or

•	The stockholder has properly submitted a proxy card, or

•	Under certain circumstances, the stockholder’s broker votes the shares.

Who is soliciting my proxy?

Our board of directors is soliciting proxies to be voted at the annual meeting.

How do I vote by proxy?

Whether you plan to attend the annual meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the annual meeting and vote in person.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (ONE OF THE INDIVIDUALS NAMED AS PROXIES ON YOUR PROXY CARD) will vote your shares as you have directed. Unless otherwise directed in the proxy card, your proxy will vote your shares as recommended by our board of directors as follows:

•	FOR the election of the eleven nominees proposed by our board of directors; and

•	FOR ratification of the appointment of UHY LLP as our independent auditors for the fiscal year ending December 31, 2007.

If any other matter is presented, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their best judgment. At the time this proxy statement went to press, we knew of no matters that needed to be acted on at the annual meeting other than those discussed in this proxy statement.

May I change my vote after I have mailed my signed proxy card?

Yes. You may change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways:

•	First, you can send a written notice to our corporate secretary, stating that you would like to revoke your proxy.

•	Second, you can complete and submit a later-dated proxy card.

•	Third, you can attend the meeting and vote in person. Your attendance at the annual meeting alone will not revoke your proxy-you must vote at the meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

What does it mean if I get more than one proxy card?

It indicates that your shares are held in more than one account, such as two brokerage accounts registered in different names. You should complete each of the proxy cards to ensure that all of your shares are voted. We encourage you to register all of your brokerage accounts in the same name and address for better stockholder service. You may do this by contacting our transfer agent, American Stock Transfer & Trust Company, at 6201 15th Avenue, Brooklyn NY, 11219, Telephone: 800.937.5449.

How do I vote in person?

If you plan to attend the annual meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date.

QUORUM AND REQUIRED VOTES

How many votes are needed to hold the meeting?

A majority of the outstanding shares as of the record date must be represented at the meeting in order to hold the meeting and conduct business. This is called a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

Who will count the vote?

Allis-Chalmers Energy Inc.’s transfer agent, American Stock Transfer & Trust Company, will tally the vote, which will be certified by an Inspector of Election.

How many votes must the nominees and the independent auditors have to be elected?

Provided that a quorum is present at the meeting, (i) the eleven director nominees who receive the greatest number of votes cast for election by stockholders entitled to vote therefore will be elected directors and (ii) the ratification of UHY LLP as independent accountants will require approval by a majority of shares represented in person or by proxy and entitled to vote at the annual meeting. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors, but abstentions have the effect of a negative vote in determining the outcome of the ratification of the independent auditors.

How are proxies solicited?

Proxies may be solicited by mail, telephone, or other means by our officers, directors and other employees. No additional compensation will be paid to these individuals in connection with proxy solicitations. We will pay for distributing and soliciting proxies and will reimburse banks, brokers and other custodians their reasonable fees and expenses for forwarding proxy materials to stockholders.

Who can help answer my questions?

If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions, including the procedures for voting your shares, you should contact:

Allis-Chalmers Energy Inc.
5075 Westheimer Road, Suite 890
Houston, Texas 77056
(713) 369-0550
Attention: Theodore F. Pound III,
General Counsel and Secretary

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors.  Our Bylaws provide that our board of directors shall consist of a number of directors, which must not be less than three or more than 15, as determined by our board of directors. Currently, our board of directors has eleven directors. Each of the nominees for election to the board of directors is currently a member of our board of directors. If elected at the annual meeting, each of the nominees will be elected to hold office until the next annual meeting of the stockholders and until his successor has been elected and takes office. Vacancies existing in our board of directors may be filled by a majority vote of the remaining directors.

Upon the closing of our acquisition of DLS Drilling, Logistics & Services Corporation, or DLS, in August 2006, we entered into an investors rights agreement, which provides, among other things, that the sellers of DLS have the right to designate two nominees for election to our board of directors. Effective upon the closing of the DLS acquisition, Thomas O. Whitener, Jr. and Jens H. Mortensen, Jr. resigned as directors of our company, and the DLS sellers (pursuant their rights as set forth in the investors rights agreement) designated Alejandro P. Bulgheroni and

Carlos A. Bulgheroni as nominees to fill the board vacancies created by the resignations of Mr. Whitener and Mr. Mortensen. In accordance with the provisions of the investors rights agreement, the board appointed Alejandro P. Bulgheroni and Carlos A. Bulgheroni to the board upon receipt of the nominations. Alejandro P. Bulgheroni and Carlos A. Bulgheroni are brothers.

Upon the closing of our acquisition of substantially all of the assets of Oil & Gas Rental Services, Inc., or OGR, in December 2006, we entered into an investor rights agreement, which provides, among other things, that OGR shall have the right to designate one nominee for election to our board of directors. Effective upon the closing of the acquisition, OGR designated Burt A. Adams as a nominee to our board of directors. In accordance with the provisions of the investor rights agreement, the board appointed Burt A. Adams to the board upon receipt of the nomination.

Voting.  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. The eleven persons receiving the highest number of votes will be elected as directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as may be nominated by our board of directors. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Recommendation; Proxies.  The board of directors recommends a vote FOR each of the nominees named below. The persons named in the enclosed proxy card will vote all shares over which they have discretionary authority FOR the election of the nominees named below. Although our board of directors does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed persons will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Set forth below is biographical information for each person nominated.

Nominees for Election for a One-Year Term Expiring at the 2008 Annual Meeting

Name	Age	Director Since

Burt A. Adams	46	December 2006
Ali H. M. Afdhal	62	September 2006
Alejandro P. Bulgheroni	62	August 2006
Carlos A. Bulgheroni	61	August 2006
Victor F. Germack	67	January 2005
James M. Hennessy	58	April 2007
Munawar H. Hidayatallah	62	May 2001
John E. McConnaughy, Jr.	78	May 2004
Robert E. Nederlander	74	May 1989
Zane Tankel	67	February 2007
Leonard Toboroff	74	May 1989

Burt A. Adams was appointed as Vice Chairman of our board of directors on December 18, 2006 and became our President and Chief Operating Officer on December 19, 2006. Mr. Adams has served as President and Chief Executive Officer of Oil & Gas Rental Services, Inc. since 1996. In April 2006, Mr. Adams was appointed a director of ATP Oil & Gas Corporation. He also serves as Chairman of Offshore Energy Center, Ocean Star Museum, located in Galveston, Texas and is a member of the National Ocean Industries Association (NOIA). Mr. Adams worked for Hydril Company in Houston, Texas from 1988 to 1996.

Ali H. M. Afdhal was appointed to our board of directors on September 12, 2006. Since 2001, Mr. Afdhal has operated and managed his family’s international and agricultural interests. Mr. Afdhal is a graduate of The Institute of Chartered Accountants in England and Wales.

Alejandro P. Bulgheroni was appointed to our board of directors on August 14, 2006. Mr. Bulgheroni has served as the Chairman of the Management Committee of Pan American Energy LLC, an oil and gas company, since November 1997. He also served as the Chairman of Bridas SAPIC from 1988 until 1997. He has served as Vice-Chairman and Executive Vice-President of Bridas Corporation since 1993. He also serves as Chairman and President of Associated Petroleum Investors Ltd., an international oil and gas holding company, as Chairman and President of Global Oilfield Holdings Ltd. and as Chairman of Beusa Energy, Inc. Mr. Bulgheroni is a member of the Petroleum and Gas Argentine Institute and of the Society of Petroleum Engineers (USA), Vice-President of the Argentine Chamber of Hydrocarbons Producers (CEPH), Vice-President of the Argentine-Uruguayan Chamber of Commerce, Counselor of the Buenos Aires Stock Exchange and Counselor of the Argentine Business Council for Sustainable Development (CEADS) and President of the Educando Foundation (Argentina). Mr. Bulgheroni is a graduate of the University of Buenos Aires with a degree in Industrial Engineering.

Carlos A. Bulgheroni was appointed to our board of directors on August 14, 2006. Mr. Bulgheroni has served as the Chairman and President of Bridas Corporation, an international oil and gas holding company, since 1993. He has been a member of the Management Committee of Pan American Energy LLC since November 1997. He is also a member of the International Council of the Center for Strategic and International Studies (CSIS-Washington), of the International Committee of The Kennedy Center for the Performing Arts and of the Executive Board of the International Chamber of Commerce (ICC-Paris). Mr. Bulgheroni is a graduate of the University of Buenos Aires Law School.

Victor F. Germack was appointed to our board of directors in January 2005. Mr. Germack has served since 1980 as President of Heritage Capital Corp., a company engaged in investment banking services. In addition, Mr. Germack formed, and since 2002 has been President of, RateFinancials Inc., a company that rates and ranks the financial reporting of U.S. public companies.

James M. Hennessy was appointed to our board of directors in April 2007. Mr. Hennessy served as President and Chief Executive Officer of ING Funds, a United States mutual fund business of ING Group, from 2001 through 2006. While with ING Funds, Mr. Hennessy oversaw approximately 216 mutual funds with an aggregate of approximately $92 billion in assets under management. From 2003 through 2007, Mr. Hennessy also served on the board of governors of the Investment Company Institute, which is the national trade association for the mutual fund industry, representing most of the industry’s assets. Mr. Hennessy is currently on the board of directors of Natural Lighting Company and is a member of the advisory board of the law, science and technology LLM program of Arizona State University Law School. In addition, Mr. Hennessy has a law degree from New York University.

Munawar H. Hidayatallah has served as our Chairman of the Board and Chief Executive Officer since May 2001, and was President from May 2001 through February 2003. Mr. Hidayatallah was Chief Executive Officer of OilQuip Rentals, Inc., from its formation in February 2000 until it merged with us in May 2001. From December 1994 until August 1999, Mr. Hidayatallah was the Chief Financial Officer and a director of IRI International, Inc., which was acquired by National Oilwell, Inc. in early 2000. IRI International, Inc. manufactured, sold and rented oilfield equipment to the oilfield and natural gas exploration and production sectors. From August 1999 until February 2001, Mr. Hidayatallah worked as a consultant to IRI International, Inc. and Riddell Sports Inc.

John E. McConnaughy, Jr. was appointed to our board of directors in May 2004. Mr. McConnaughy has served as Chairman and Chief Executive Officer of JEMC Corporation, a personal holding company, since he founded it in 1985. His career includes positions of management with Westinghouse Electric and the Singer Company, as well as service as a director of numerous public and private companies. In addition, he previously served as Chairman and Chief Executive Officer of Peabody International Corp. and Chairman and Chief Executive Officer of GEO International Corp. He retired from Peabody in February 1986 and GEO in October 1992. Mr. McConnaughy currently serves on the boards of Wave Systems Corp., Consumer Portfolio Services, Inc., Levcor International, Inc., Kinetitec Corporation and Arrow Resources Development Inc.

Robert E. Nederlander has served as our director since May 1989. Mr. Nederlander served as our Chairman of the board of directors from May 1989 to 1993, and as our Vice Chairman of the board of directors from 1993 to 1996. Mr. Nederlander was a Director of Cendant Corp. from December 1997 and Chairman of the Corporate Governance Committee of Cendant Corp. from 2002 until he resigned in 2006 when he became a director of Realogy Corporation, public company which was a spinoff from Cendant Corp. Mr. Nederlander resigned as a director of Realogy Corporation effective April 10, 2007. Mr. Nederlander was a director of HFS, Inc. from July 1995 to December 1997. Since November 1981, Mr. Nederlander has been President and/or Director of the Nederlander Organization, Inc., owner and operator of legitimate theaters in New York City. Since December 1998, Mr. Nederlander has been a managing partner of the Nederlander Company, LLC, operator of legitimate theaters outside New York City. Mr. Nederlander was Chairman of the board of directors of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 to September 2003 and was the Chief Executive Officer of such corporation from 1988 through April 1, 1993. Mr. Nederlander has been a limited partner and a director of the New York Yankees since 1973. Mr. Nederlander has been President of Nederlander Television and Film Productions, Inc. since October 1985. In addition, from January 1988 to January 2002, Mr. Nederlander was Chairman of the Board and Chief Executive Officer of Mego Financial Corp., doing business as Leisure Industries Corporation of America, which filed a voluntary petition under Chapter 11 of the U.S. federal bankruptcy code in July 2003. The voluntary petition was dismissed by the bankruptcy court in 2006.

Zane Tankel has served as our director since February 2007. Mr. Tankel is currently Chief Executive Officer of Apple-Metro, Inc., the New York Metropolitan Area franchisee for Applebee’s Neighborhood Grill & Bar, and has been the Chairman of the Board of Apple-Metro, Inc. and Chevys Fresh Mex Restaurants since 1994. Mr. Tankel also serves as a member of the board of directors of Wilshire Restaurant Group, Inc. and BKH Acquisition Corp. and served as a board member as well as Executive Committee member of the Metropolitan Presidents Organization. Mr. Tankel has also served as Chairman of the Board of the Metro Chapter of the Young Presidents Organization and was a founder of the advisory board for the Boys and Girls Choir of Harlem. Mr. Tankel is a graduate of the University of Pennsylvania’s Wharton School of Business.

Leonard Toboroff has served as our director and Vice Chairman of the board of directors since May 1989 and served as our Executive Vice President from May 1989 until February 2002. Mr. Toboroff served as a director and Vice President of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 through October 2003, and he is also a director of Engex Corp and Novoste Corporation. Mr. Toboroff is currently a managing (executive) director of Corinthian Capital, a private equity firm. Mr. Toboroff has been a practicing attorney continuously since 1961.

Meetings of Our Board of Directors; Committees

During the fiscal year ended December 31, 2006, our board of directors held 10 meetings. Our board of directors currently has three standing committees: the Audit Committee, the Nominating Committee and the Compensation Committee. The Audit Committee met six times, the Compensation Committee met three times and the Nominating Committee met one time during 2006. Each director attended at least 75% of the aggregate number of meetings of the board of directors and committees of the board of directors on which he served during 2006, except for John E. McConnaughy who attended 70% of the aggregate number of meetings of the board of directors and Carlos A. Bulgheroni, who attended 20% of the aggregate number of meeting of the board of directors during the period for which he was a director during 2006.

Although we do not have a formal policy regarding director attendance at the annual stockholders’ meeting, they are encouraged to attend such meetings. None of our directors attended the 2006 annual meeting.

Audit Committee

The Audit Committee currently consists of three directors, Mr. McConnaughy and Mr. Germack, who serve as Co-Chairmen, and Mr. Nederlander. All of our Audit Committee members are “independent” under the applicable New York Stock Exchange and Securities and Exchange Commission, or SEC, rules regarding audit committee membership. Our board of directors has determined that Mr. Germack qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee.

The Audit Committee assists our board of directors in fulfilling its oversight responsibility by overseeing and evaluating (i) the conduct of our accounting and financial reporting process and the integrity of our financial statements; (ii) the functioning of our systems of internal accounting and financial controls; and (iii) the engagement, compensation, performance, qualifications and independence of our independent auditors.

The independent auditors have unrestricted access and report directly to the Audit Committee. The Audit Committee meets privately with, and has unrestricted access to, the independent auditors and all of our personnel.

Our board of directors has adopted a written Audit Committee charter. A copy of the Audit Committee charter is attached hereto as Annex A and is available on our website (www.alchenergy.com).

Compensation Committee

The Compensation Committee currently consists of Mr. Afdhal, as Chairman, and Mr. Tankel. The Compensation Committee formulates and oversees the execution of our compensation strategies, including making recommendations to our board of directors with respect to compensation arrangements for senior management, directors and other key employees. The Compensation Committee also administers our 2003 Incentive Stock Plan and our 2006 Incentive Plan. The Report of the Compensation Committee is included elsewhere in this proxy statement. Our board of directors has adopted a charter for the Compensation Committee. A copy of the Compensation Committee charter is available on our website (www.alchenergy.com).

Nominating Committee

The Nominating Committee of our board of directors was established in January 2005 to select nominees for the board of directors. The Nominating Committee consists of Mr. Nederlander, as Chairman, and Mr. Tankel, both of whom are independent under the applicable New York Stock Exchange and SEC rules.

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of the Nominating Committee through current board members, stockholders and other persons. Our Nominating Committee has not adopted any specific minimum qualifications for director candidates. The Nominating Committee will consider, among other things, a potential director nominee’s ability to satisfy the need, if any, for any required expertise on the board of directors or one of its committees. Historically, our management has recommended director nominees.

We do not have a formal procedure pursuant to which stockholders may recommend nominees to our board of directors or Nominating Committee, and the board of directors believes that the lack of a formal procedure will not hinder the consideration of qualified nominees. Nominations made by a stockholder must be made by giving notice in writing to our Secretary on or before March 1, 2008. Any such stockholder nominations must be accompanied by all information relating to such person that is required under the federal securities laws, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director on our board of directors if elected. The nominating stockholder must also submit the name, age, business address and residence of the person the stockholder wishes to nominate; the principal occupation or employment of the person; the relevant biographical information of the person; and the number of shares of our common stock beneficially owned by the person. The nominating stockholder must also submit its name, address and the number of shares beneficially owned by such stockholder.

Each of the eleven director nominees set forth in this proxy statement are executive officers or current directors standing for re-election except for Zane Tankel, who was elected to our board in February 2007, and James M. Hennessey, who was elected to our board in April 2007. Messrs. Tankel and Hennessey were recommended to our board of directors by our chief executive officer.

Our board of directors has adopted a charter for the Nominating Committee. A copy of our Nominating Committee charter is available on our website (www.alchenergy.com).

Director Independence

Under rules adopted by the New York Stock Exchange, no member of the board of directors qualifies as independent unless the board of directors affirmatively determines that the director has no material relationship with us. The board considers all relevant facts and circumstances in making a determination of independence. In its determination of independence, the board of directors reviews and considers all relationships and transactions between each director, his or her family members or any business, charity or other entity in which the director has an interest, on the one hand, and we, our affiliates or entities in which a member of our senior management has an interest, on the other. As a result of its independence reviews, the board of directors has affirmatively determined that Messrs. Afdhal, Hennessy, Germack, McConnaughy, Nederlander and Tankel are “independent” as that term is defined under the corporate governance rules of the New York Stock Exchange and applicable rules of the Securities and Exchange Commission.

Director Compensation for Fiscal Year 2006

Our current policy is to pay each of our non-management directors (currently all directors other than Messrs. Adams, Hidayatallah and Toboroff) a retainer of $8,750 each quarter. Each non-management director serving on a committee of the board of directors will also receive $1,250 each quarter for service on such committee, and each non-management director serving as chairman or co-chairman of a committee of the board of directors will receive an additional $1,250 each quarter for acting as chairman or co-chairman of such committee. In addition, our “audit committee financial expert” will receive an additional $7,500 on a quarterly basis. In 2005 and the first three quarters of 2006, our director compensation policy was identical to our current policy, except that the quarterly retainer paid to each non-management director was $5,000 rather than $8,750. Directors are also compensated for out-of-pocket travel expenses.

The following table sets forth information concerning the compensation of each of our directors during 2006.

						Change in
	Fees					Pension
	Earned					Value and
	or				Non-Equity	Nonqualified
	Paid in		Stock	Option	Incentive Plan	Deferred	All Other
	Cash		Awards(1)	Awards	Compensation	Compensation	Compensation		Total
Name	($)		($)	($)	($)	Earnings	($)		($)

Ali H. M. Afdhal	12,500		10,979	—	—	—	—		23,479
Alejandro P. Bulgheroni	8,750		10,979	—	—	—	—		19,729
Carlos A. Bulgheroni	8,750		10,979	—	—	—	—		19,729
John E. McConnaughy, Jr.	35,000		10,979	—	—	—	—		45,979
Robert E. Nederlander	40,000		10,979	—	—	—	—		50,979
Jeffrey R. Freedman	26,250		10,979	—	—	—	—		37,229
Leonard Toboroff	135,000	(3)	9,149	—	—	—	21,468	(2)	165,617
Victor F. Germack	65,000		10,979	—	—	—	—		75,979
Thomas E. Kelly	20,000	(4)	—	—	—	—	—		20,000
Jens H. Mortensen, Jr.	131,250	(5)	—	—	—	—	—		131,250
Thomas O. Whitener, Jr.	17,500		—	—	—	—	—		17,500

(1)	The amounts included in the Stock Awards column are the amounts of compensation cost recognized by the Company in fiscal 2006, relating to restricted stock granted during 2006. The grant date fair market value of the stock was determined in accordance with FAS 123(R) as disclosed in Note 12 to our financial statements included in our 2006 Annual Report on Form 10-K.

(2)	This amount includes actual health benefit premiums and expenses paid by the Company.

(3)	This amount includes consulting fees paid to Mr. Toboroff of $12,000 per month from January through October 2006. Effective November 1, 2006, Mr. Toboroff’s consulting fees were increased to $12,500 per month as described under the heading “Certain Relationships and Related Party Transactions”.

(4)	This amount includes consulting fees paid to Mr. Kelly beginning in September 2006 of $2,500 per month following his resignation as a director in August 2006.

(5)	This amount includes compensation paid to Mr. Mortensen of $12,500 per month as an employee of the Company through November 15, 2006.

PROPOSAL 2

RATIFICATION OF UHY LLP AS INDEPENDENT AUDITORS

The Audit Committee has selected UHY LLP as our independent auditors for the fiscal year ended December 31, 2007. UHY LLP acted as our independent public accountants and audited our financial statements for the year ended December 31, 2006.

The Audit Committee chose UHY LLP to act as our independent public accountants because the Audit Committee believes that UHY LLP has significant resources and significant expertise in the oil and gas service industry. Representatives of UHY LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions. UHY LLP has represented to us that it is independent with respect to the Company within the meaning of the published rules and regulations of the SEC.

The board of directors unanimously recommends that you vote FOR this proposal.

Principal Accountant Fees and Services

The following table shows the aggregate fees for professional services rendered by UHY LLP during the years ended December 31, 2006 and 2005.

	2006	2005

Audit Fees(1)	$629,778	$325,542
Audit Related Fees(2)	$220,445	$307,070
Tax Fees(3)	$48,230	$88,273
All Other Fees(4)	$296,138	$121,755

(1)	Includes fees paid for audit of our annual financial statements and reviews of the related quarterly financial statements.

(2)	Includes fees paid for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include accounting and reporting consultations

(3)	Includes tax planning and tax return preparation fees.

(4)	Includes for the review and issuance of consents related to our registration statements and other SEC filings

Pre-Approval Policies and Procedures

We have adopted a policy that the Audit Committee must approve in advance all audit and non-audit services provided by our independent accountants. All of the audit and audit-related services, and the fees therefor, provided by UHY LLP in 2005 and 2006 were pre-approved by the Audit Committee.

Principal Accountant and Auditing Staff

The firm of UHY LLP acts as our principal independent registered public accounting firm. Through March 15, 2007, UHY LLP had a continuing relationship with UHY Advisors, Inc. (“Advisors”) from which it leased auditing staff who were full time, permanent employees of Advisors and through which UHY LLP’s partners provide non-audit services. UHY LLP has only a few full time employees. Therefore, few, if any, of the audit services performed were provided by permanent full-time employees of UHY LLP. UHY LLP manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

Resignation of Auditor

On June 1, 2006, the partners of UHY Mann Frankfort Stein & Lipp CPAs, LLP announced that they were joining UHY LLP, a New York limited liability partnership. UHY LLP is the independent registered public accounting firm with which UHY Mann Frankfort Stein & Lipp CPAs, LLP has an affiliation. UHY LLP is a legal entity that is separate from UHY Mann Frankfort Stein & Lipp CPAs, LLP. On June 15, 2006, UHY Mann Frankfort Stein & Lipp CPAs, LLP notified us that it has ceased to provide audit services to us, and accordingly, resigned as our independent registered public accountants on that date.

None of the reports of UHY Mann Frankfort Stein & Lipp CPAs, LLP on our financial statements for either of the past two years or subsequent interim periods contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

The decision to change principal accountants was approved by the Audit Committee of our board of directors.

During our two most recent fiscal years and any subsequent interim periods, there were no disagreements between us and UHY Mann Frankfort Stein & Lipp CPAs, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of UHY Mann Frankfort Stein & Lipp CPAs, LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

We provided UHY Mann Frankfort Stein & Lipp CPAs, LLP with a copy of the above disclosures in response to Item 304(a) of Regulation S-K, and UHY Mann Frankfort Stein & Lipp CPAs, LLP delivered to us a letter dated June 15, 2006, addressed to the SEC, stating that UHY Mann Frankfort Stein & Lipp CPAs, LLP agrees with such disclosures. A copy of this letter is attached as an exhibit to the Form 8-K we filed with the SEC on June 16, 2006.

On June 15, 2006, we engaged UHY LLP as our independent registered public accountant for the fiscal year ending December 31, 2006 and the interim periods prior to such year-end. During our two most recent fiscal years or subsequent interim period, we have not consulted with UHY LLP regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor did the limited liability partnership of UHY LLP provide advice to us, either written or oral, that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue. Further, during our two most recent fiscal years or subsequent interim periods, we have not consulted with the limited liability partnership of UHY LLP on any matter that was the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(iv) and the related instructions to that Item) or a reportable event (as described in Regulation S-K Item 304(a)(1)(v)).

Report of the Audit Committee of the Board of Directors

The Audit Committee is responsible for overseeing our financial reporting process, reviewing the financial information that will be provided to stockholders and others, monitoring internal accounting controls, selecting our independent auditors and providing to our board of directors such additional information and materials as we may deem necessary to make our board of directors aware of significant financial matters. We operate under a written Audit Committee charter.

We have reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2006 with management and UHY LLP, our independent auditor for the fiscal year ended December 31, 2006. In addition, we have discussed with UHY LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). We also have received the written disclosures and the letter from UHY LLP, as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and we have discussed the independence of UHY LLP with that firm.

We, the members of the Audit Committee, are not professionally engaged in the practice of auditing or accounting nor are we experts in the fields of accounting or auditing, including determination of auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, or that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America.

Based upon the discussions referred to above, the Audit Committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Audit Committee of the Board of Directors

John E. McConnaughy, Jr., Co-Chairman
Victor F. Germack, Co-Chairman
Robert E. Nederlander

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of each of our executive officers, all of whom serve at the request of our board of directors and are subject to annual appointment by the board of directors:

Name	Age	Position

Munawar H. Hidayatallah	62	Chairman and Chief Executive Officer
Burt A. Adams	45	Vice Chairman, President and Chief Operating Officer
Victor M. Perez	54	Chief Financial Officer
Theodore F. Pound III	52	General Counsel and Secretary
Bruce Sauers	43	Vice President and Corporate Controller
David K. Bryan	50	President and Chief Executive Officer of Strata Directional Technology, Inc.
Steven Collins	55	President of Allis-Chalmers Production Services, Inc.
James Davey	53	President of Allis-Chalmers Rental Services, Inc.
Gary Edwards	55	President of Allis-Chalmers Tubular Services Inc.
Terrence P. Keane	55	President and Chief Executive Officer of AirComp L.L.C.

Munawar H. Hidayatallah has served as our Chairman of the Board and Chief Executive Officer since May 2001, and was President from May 2001 through February 2003. Mr. Hidayatallah was Chief Executive Officer of OilQuip Rentals, Inc. from its formation in February 2000 until it merged with us in May 2001. From December 1994 until August 1999, Mr. Hidayatallah was the Chief Financial Officer and a director of IRI International, Inc., which was acquired by National Oilwell, Inc. in early 2000. IRI International, Inc. manufactured, sold and rented oilfield equipment to the oilfield and natural gas exploration and production sectors. From August 1999 until February 2001, Mr. Hidayatallah worked as a consultant to IRI International, Inc. and Riddell Sports Inc.

Burt A. Adams was appointed as Vice Chairman of our board of directors on December 18, 2006 and became our President and Chief Operating Officer on December 19, 2006. Mr. Adams has served as President and Chief Executive Officer of Oil & Gas Rental Services, Inc. since 1996. In April 2006, Mr. Adams was appointed a director of ATP Oil & Gas Corporation. He also serves as Chairman of Offshore Energy Center, Ocean Star Museum, located in Galveston, Texas and is a member of the National Ocean Industries Association (NOIA). Mr. Adams worked for Hydril Company in Houston, Texas from 1988 to 1996.

Victor M. Perez became our Chief Financial Officer in August 2004. From July 2003 to July 2004, Mr. Perez was a private consultant engaged in corporate and international finance advisory. From February 1995 to June 2003, Mr. Perez was Vice President and Chief Financial Officer of Trico Marine Services, Inc., a marine transportation company serving the offshore energy industry. Trico Marine Services, Inc. filed a petition under the federal bankruptcy laws in December 2004. Mr. Perez was Vice President of Corporate Finance with Offshore Pipelines, Inc., an oilfield marine construction company, from October 1990 to January 1995, when that company merged with a subsidiary of McDermott International. Mr. Perez also has 15 years of experience in international energy banking.

Theodore F. Pound III became our General Counsel in October 2004 and was elected Secretary in January 2005. For ten years prior to joining us, he practiced law with the law firm of Wilson, Cribbs & Goren, P.C., Houston, Texas. Mr. Pound has practiced law for more than 25 years. Mr. Pound has represented us as our lead counsel in each of our acquisitions beginning in 2001.

Bruce Sauers has served as our Vice President and Corporate Controller since July 2005. From January 2005 until July 2005, Mr. Sauers was Controller of Blast Energy Inc., an oilfield services company. From June 2004 until January 2005, Mr. Sauers worked as a financial and accounting consultant. From July 2003 until June 2004, Mr. Sauers served as controller for HMT, Inc., an above ground storage tank company. From February 2003 until July 2003, Mr. Sauers served as assistant controller at Todco, an offshore drilling contractor. From August 2002 until January 2003, Mr. Sauers acted as a consultant on SEC accounting and financial matters. From December 2001 through June 2002, Mr. Sauers was corporate controller at OSCA, Inc., an oilfield services company, which merged with BJ Service Company. From December 1996 until December 2001, Mr. Sauers was a corporate controller at UTI Energy Corp., a land drilling contractor, which merged and became Patterson — UTI Energy, Inc. Mr. Sauers is a certified public accountant and has served as an accountant for approximately 20 years.

David K. Bryan has served as President and Chief Executive Officer of Strata Directional Drilling, Inc., our directional drilling segment, since February 2005. Mr. Bryan served as Vice President of Strata from June 2002 until February 2005. From February 2002 to June 2002, he served as General Manager, and from May 1999 through February 2002, he served as Operations Manager of Strata. Mr. Bryan has been involved in the directional drilling sector since 1979.

Steven Collins has served as President of Allis-Chalmers Production Services, Inc., or Production Services, since December 2005. Mr. Collins was our corporate Vice President of Sales and Marketing from June 2005 to December 2005. From 2002 to 2005, Mr. Collins served as Sales Manager of Well Testing and Corporate Strategic Accounts Manager for TETRA Technologies. From 1997 to 2002, Mr. Collins was in sales for Production Well Testers. Mr. Collins has over 25 years’ experience in various sales and management positions in the oilfield services industry.

James Davey has served as President of Allis-Chalmers Rental Tools Inc., or Rental Tools, since April 2005. Mr. Davey was President of Safco Oilfield Products from September 2004 through 2005 and served as our Executive Vice President of Business Development and Acquisitions in October 2003 until 2004. Prior to joining us, Mr. Davey had been employed with CooperCameron for 28 years in various positions.

Gary Edwards has served as President of Allis-Chalmers Tubular Services Inc., or Tubular, since December 2005 after serving as Executive Vice President of Tubular since September 2005. From April 1997 to September 2005, Mr. Edwards served as Operations Manager for International Hammer/Spindletop Tubular Services, a division of Patterson Services, Inc. Mr. Edwards has been in the casing and tubing industry for the past 29 years.

Terrence P. Keane has served as President and Chief Executive Officer of AirComp since its formation on July 1, 2003, and served as a consultant to M-I in the area of compressed air drilling from July 2002 until June 2003. From March 1999 until June 2002, Mr. Keane served as Vice President and General Manager — Exploration, Production and Processing Services for Gas Technology Institute where Mr. Keane was responsible for all sales, marketing, operations and research and development in the exploration, production and processing business unit. For 15 years prior to joining the Gas Technology Institute, Mr. Keane held various positions with Smith International, Inc., Houston, Texas, most recently in the position of Vice President Worldwide Operations and Sales for Smith Tool.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion of the principles and policies underlying our executive compensation program as well as the manner and context in which we award compensation for each of the Named Executives identified in the Summary Compensation Table below.

Executive Compensation Philosophy and Objectives

The primary purpose of our executive compensation program is to attract and retain qualified executives, motivate executives to achieve superior performance, and reward executives for successful performance, all in a manner commensurate with compensation given by our peers in the industry. We focus on traditional compensation principles that are geared to both our short-term and long-term performance. We adhere to the following compensation principles which influence the design and administration of our executive compensation program:

•	Compensation programs should reflect our growth — Over the past few years, we have been growing rapidly. As we grow, we design compensation levels to reflect our size and the increased complexity of the job.

•	Total compensation should reflect performance — Our compensation program provides equity incentives that reward executives for achieving short-term as well as long-term financial and operational goals. We do believe that a properly designed compensation program can significantly reinforce high performance. For this reason, our total compensation program is designed so that a significant amount of executive compensation is performance-based and at risk.

•	Compensation levels must be competitive — Demand for qualified executive talent in our industry is high, while the supply for this talent is limited. We design compensation levels to reflect the competitive marketplace in order to compete with our peers for key executives.

•	Executive interests should be aligned with those of our stockholders — Through the use of stock option grants, and, in the future, restricted stock grants, we attempt to align the long-term interests of our executives with those of our stockholders by linking a portion of executive compensation to our long-term financial performance.

•	Compensation programs should motivate executives to stay with us over the long-term — In addition to providing compensation that is competitive with the market, we use time vested option and restricted stock awards in our compensation program, providing retention incentives for our executives to stay with us.

Design of the Compensation Program

Compensation Committee Authority

Executive officer compensation is administered by the compensation committee (the “Committee”) of our board of directors, which is composed of two non-employee directors who satisfy the independence requirements of the New York Stock Exchange. Our board of directors appoints the members of the Committee, and delegates to the Committee the responsibility for, among other matters:

•	evaluating and approving our overall compensation programs;

•	annually reviewing the performance of and setting the compensation (i.e., salary, incentive awards, and all other elements) for our chief executive officer;

•	annually reviewing the performance of and setting the compensation for the other executive officers, with recommendations from the CEO; and

•	reviewing and approving annual goals and mechanics along with administering our annual incentive and equity compensation plans and programs.

Compensation Consultants

Pursuant to its charter, the Committee is authorized to retain and terminate any compensation consultants or other advisors as it deems appropriate to assist in compensation matters related to the Company. The Committee did not retain the services of a compensation consultant to design, review or evaluate our executive compensation arrangements for 2006 or prior to that time. For 2006, the Committee considered numerous factors, including the following, in determining compensation levels for executive officers:

•	the qualifications, skills and experience level of the respective executive officer;

•	the position, role and responsibility of the respective executive officer in the Company;

•	our financial performance as well as the performance of the respective executive officer and his business unit; and competitive market information.

The Committee does not assign specific weight to any factor when determining executive compensation, but rather makes a subjective determination after considering all factors together, including input from our chief executive officer.

In 2006, the Committee engaged Mercer Human Resource Consulting, an independent compensation consulting firm, to assist us in the review of our director compensation, annual incentive programs and long-term incentive plans. The Committee has recently engaged Cogent Compensation Partners, Inc., or Cogent, to provide us with an analysis of compensation levels at public companies in the same or similar industries in order to compare our compensation program against those of other public companies and the Committee intends to use this peer group for benchmarking future compensation. The Committee also plans to work with Cogent in the review and evaluation of our existing executive compensation program.

Role of Our Executive Officers in the Compensation Process

Mr. Hidayatallah, our chief executive officer, is actively involved in the compensation process and provides recommendations to the Committee in its evaluation and design of compensation programs for our executive officers, including the recommendation of individual compensation levels for executive officers other than himself. In making compensation recommendations, in addition to the factors considered by the Committee above, Mr. Hidayatallah has relied on his many years of experience serving as an executive officer in the oilfield service industry as well as publicly available information for comparable compensation guidance. No other executive officer assumes an active role in the evaluation, design or administration of our executive officer compensation program. Mr. Hidayatallah participates in Committee meetings relating to executive compensation, other than those that relate to himself.

Components of Executive Compensation

Our executive compensation program consists of the following components: base salary, annual bonus, long-term incentives, perquisites and benefits.

Base Salary

Base salaries for our executive officers are designed to compensate the executive for the experience, education, personal qualities and other qualifications of that individual that are essential for the specific role of such executive within the Company, while remaining competitive with the market. This market consists of both the oilfield services industry and other service-based industries. We have historically set pay at levels that reflect the qualifications of the individuals and their competing opportunities in the market.

Base salaries are generally reviewed on an annual basis, considering various factors, such as (i) the executive’s individual performance, (ii) the performance of the executive’s business unit within the Company, (iii) our company-wide performance, (iv) the executive’s experience and expertise, (v) the executive’s position and job responsibility, (vi) the executive’s years of service with us and (vii) the average base pay level for similar positions. The weight given to each of these factors is varied and the Committee exercises subjective judgment when making salary recommendations with respect to executive officers.

Based upon a review of our executive officers’ and our financial performance in 2006, each executive received an increase in base salary in 2006, except for Messrs. Hidayatallah and Wilde. For 2006, Mr. Hidayatallah’s base salary remained at $400,000 and David Wilde’s salary remained at $300,000 due to the fact that their employment agreements were up for renegotiation in April 2007.

Annual Incentive Compensation

We pay an annual cash bonus which links a significant portion of the executive’s total compensation to the achievement of one or more pre-established performance criteria. Such performance criteria may include the achievement of certain income or cash flow targets, the successful completion of specified job responsibilities or the achievement of other items necessary to our success. For 2006, the primary performance criteria set for our executives was increase in earnings per share, return on capital employed and successful completion of specified job responsibilities. These performance criteria are generally set forth in such executives’ employment agreement. Each year, the Committee subjectively evaluates the specified performance criteria for each executive and recommends the amount of the annual incentive payment to be awarded.

The following table sets for the target award opportunities for the Named Executives established as a percentage of base salary for 2006.

Name	Minimum	Target	Maximum
	(Percentage of Base Salary)

Munawar Hidayatallah	0	100%	Discretionary
Vic Perez	0	50%	Discretionary
David Bryan	0	100%	Discretionary
Terry Keane	0	50%	Discretionary
Theodore F. Pound III	0	50%	Discretionary
David Wilde	0	100%	Discretionary

The discretionary cash bonus that may be received by each Named Executive is determined by the Committee based on exceeding performance criteria. Each Named Executive achieved their performance goals for 2006 and has received or is expected to receive their target bonus. The Committee has not determined who, if any, will receive a discretionary bonus for 2006. Performance targets are established at levels that are achievable, but discretionary bonuses require better than expected planned performance from each Named Executive.

Long-Term Incentive Compensation

We award long-term incentive compensation to focus our executives on our long-term growth and stockholder return, as well as to encourage our executives to remain with us for the long-term. Prior to 2006, we primarily granted long-term incentives in the form of incentive stock options pursuant to our Amended and Restated 2003 Stock Option Plan (the “2003 Plan”). We selected this form because of the favorable accounting and tax treatment and the expectation by key employees in our industry that they would receive stock options. In 2006, we reassessed our form of award and the Committee adopted the 2006 Incentive Plan (the “2006 Plan”) in order to provide us with a mix of long-term incentive vehicles to complement our stock options awards, namely restricted stock.

Stock Options.  Incentive stock options have historically been our primary form of long-term compensation. Our stock options normally vest in three equal annual installments on each of the first, second and third anniversaries of the date of grant, and expire on the tenth anniversary of the date of grant. Stock options are granted with an exercise price equal to the fair market value of the option on the date of grant. Stock options motivate executives to increase stockholder value by aligning their interests with those of our stockholders, since the options have little value unless our stock price increases.

Restricted Stock.  We have not historically used restricted stock as a form of long-term compensation but we anticipate using restricted stock in the future to complement our use of stock options. Our use of restricted stock is intended to maintain consistency in management by encouraging our executives to stay with us. Restricted share awards provide some value to an employee during periods of stock market volatility, whereas stock options may have limited perceived value and may do little to retain and motivate employees when the current value of our stock is less than the option price. Further, restricted stock is a meaningful mechanism to align the interests of executives with those of our stockholders, without fostering an environment of undue risks.

In determining long-term incentive awards for the executives, the Committee considers several factors, including our performance, the individual performance of the executives, the calculated share usage and associated accounting expense. No long-term incentive awards were made to our Named Executives during 2006. However, long-term incentive awards were made to each of the Named Executives during 2005.

Perquisites

Our Named Executives receive certain perquisites. The perquisites provided to the Named Executives in 2006 consists of health benefits paid for by us, payment of life insurance premiums and a monthly car allowance. We provide these perks to our Named Executives as part of a competitive compensation package. In addition, we provide Messrs. Hidayatallah and Wilde with access to our company car and driver because we believe that this allows such executives to devote additional time to Company business and increase efficiency.

In addition to the benefits named above, we reimburse Mr. Hidayatallah for maintaining an apartment in Houston, Texas in close proximity to our corporate office because Mr. Hidayatallah resides in California. We also reimburse Mr. Hidayatallah for expenses for traveling between Texas and California. Mr. Hidayatallah’s reimbursements for his travel expenses and his apartment in Houston is provided for in his employment agreement.

We did not provide tax gross-ups related to these perquisites in 2006. The aggregate incremental cost to us of providing these personal benefits to the Named Executives during fiscal 2006 are shown in the Summary Compensation Table on page 17 in the column headed “All Other Compensation.”

Employee Benefits

We provide executive officers with standard employee benefits. We provide employee benefits to provide for employees in time of disability and remain competitive in the market in order to attract and retain key employees. Our primary benefits, which are available to all employees, include participation in our employee health, dental and vision plans, disability and life insurance plans and our 401(k) savings plan. We currently match 50% of the employees’ pre-tax contributions up to 3% of the employee’s salary (including bonus) subject to contribution limits. We pay the cost of health insurance premiums for each of our Named Executives.

Severance and Change-in-Control Arrangements

We have entered into employment agreements with each of our Named Executives. Each of these agreements provides for certain payments to the Named Executives in the event of his termination, resignation, death or disability, or upon a change in control of our Company. These agreements help us to attract and retain our Named Executives by providing them with competitive compensation arrangements. Please read, “Employment Agreements with Management and Change-in-Control Arrangements” for additional information.

Executive Compensation Policies and Processes

Equity Award Grant Practices

We award all stock options to purchase our common stock to executive officers and all other employees at the market price of our common stock on the grant date. Employees are not allowed to select the effective date of stock option grants and neither we nor the Committee has ever back-dated any option awards. Although the Committee does not set specific dates in which it makes equity awards, the Committee does not time its approval of equity awards around the release of any material non-public information.

Policy Regarding Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally limits our ability to take a federal income tax deduction for compensation paid to our Named Executives in excess of $1 million, except for qualified performance-based compensation. The stock options we grant have been structured to qualify as performance-based so they are not subject to this deduction limitation. While the Committee will seek to utilize deductible forms of compensation to the extent practicable, it believes it is important to preserve flexibility in administering compensation programs. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Executive Stock Ownership Guidelines

We do not currently have any policy or guidelines that require a specified ownership of our common stock by our directors or executive officers or stock retention guidelines applicable to equity-based awards granted to directors and executive officers.

Compensation Committee Report

The Compensation Committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Board of Directors

Ali H. M. Afdhal
Zane Tankel

Summary Compensation Table

The following table provides a summary of the cash and non-cash compensation for the year ended December 31, 2006 for each of (i) the Chief Executive Officer and the Chief Financial Officer, (ii) each of our three most highly compensated executive officers during 2006 other than the Chief Executive Officer or Chief Financial Officer, and (iii) one additional person that would have been included in the table but was not an executive officer on the last day of the applicable period (collectively, the “Named Executives”).

						Non-Equity
				Stock	Option	Incentive Plan		All Other
		Salary	Bonus	Awards	Awards(2)	Compensation		Compensation(5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)		($)	($)

Munawar H. Hidayatallah	2006	400,000	—	—	845,694	400,000	(3)	88,240	1,733,934
Chairman & Chief Executive Officer
Victor M. Perez	2006	248,833	—	—	212,551	120,000		21,801	603,185
Chief Financial Officer
Theodore F. Pound III	2006	205,500	—	—	230,142	90,000		15,923	541,565
General Counsel and Secretary
David Bryan	2006	187,000	—	—	33,038	174,996		12,941	407,975
Divisional President and Chief Executive Officer of Strata Directional Drilling
Terence P. Keane	2006	172,038	—	—	128,957	87,500		16,062	404,557
President and Chief Executive Officer of AirComp L.L.C.
David Wilde(1)	2006	301,504	—	—	537,450	300,000	(4)	32,301	1,171,255
Former President and Chief Operating Officer

(1)	Mr. Wilde resigned as President and Chief Operating Officer effective December 19, 2006.

(2)	There were no option awards to the Named Executives in 2006. The amounts included in this column are the amounts of compensation cost recognized by the Company in fiscal 2006 for options granted in prior years. The grant date fair market value of the stock was determined in accordance with FAS 123(R) as disclosed in Note 1 to our financial statements included in our 2006 and prior year Annual Reports on Form 10-K.

(3)	This amount includes $200,000, which is the remaining amount of Mr. Hidayatallah’s target bonus. Such amount has not been awarded to Mr. Hidayatallah as of this date, but it is expected that the Compensation Committee will authorize the payment of this bonus in 2007.

(4)	Effective December 19, 2006, Mr. Wilde resigned as President and Chief Operating Officer of the Company, but remained a non-executive employee of the Company through March 31, 2007 at his then current salary. On April 1, 2007, the Company entered into a termination agreement with Mr. Wilde whereby the Company agreed, among other things, to pay Mr. Wilde his remaining bonus payment in the aggregate amount of $150,000 in accordance with his employment agreement.

(5)	The following table provides a summary of the All Other Compensation column that includes all perquisites:

Summary of All Other Compensation

			Company
			401(k) plan		Company
		Health	Matching	Car	Provided
		benefits(1)	Contributions	Allowance	Car(2)	Other(3)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Munawar H. Hidayatallah	2006	27,832	3,750	—	7,023	49,635	88,240
Victor M. Perez	2006	10,723	4,578	6,500	—	—	21,801
Theodore F. Pound III	2006	9,623	4,800	1,500	—	—	15,923
David Bryan	2006	6,941	—	6,000	—	—	12,941
Terence P. Keane	2006	5,751	2,311	8,000	—	—	16,062
David Wilde	2006	11,895	1,718	10,500	8,188	—	32,301

(1)	This amount includes actual health benefit premiums and expenses paid by the Company.

(2)	We provide a company car and driver to Messrs. Hidayatallah and Wilde for business reasons and commuting to and from the office. The cost of the driver was determined by allocating a portion of the total actual employment costs of the administrative employee based on amount of driving time per employee. The cost of the company car was determined by allocating a portion of the car purchase price (total cost divided by three for the expected usage of the car in years), annual cost of insurance, maintenance and other costs based on mileage incurred for commuting and personal use by each employee.

(3)	Other costs for Mr. Hidayatallah include $19,738 in Company paid airline flights and $29,897 in apartment and utility costs for the corporate apartment.

Grant of Plan-Based Awards for Fiscal Year 2006

The following table sets forth the amount of potential annual cash incentive bonuses for 2006 as a dollar amount for each of the Named Executives. The Company made no equity compensation awards to the Named Executives during 2006.

	Estimated Future Payouts Under
	Non-Equity Incentive Plan Awards(1)
	Threshold	Target	Maximum
Name	($)	($)	($)

Munawar H. Hidayatallah	—	400,000	—
Victor M. Perez	—	120,000	—
Theodore F. Pound III	—	90,000	—
David Bryan	—	174,996	—
Terence P. Keane	—	87,500	—
David Wilde	—	300,000	—

(1)	Reflects each Named Executive’s target amount of performance bonus under our non-equity incentive compensation plan. The amounts of the performance bonus awards made to the Named Executives pursuant to the incentive compensation plan for 2006 are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End 2006

The following table sets forth information regarding outstanding equity awards for each of our Named Executives for 2006.

	Option Awards
	Number of Securities
	Underlying Unexercised			Option
	Options at Fiscal Year-End			Exercise	Option
	(#)			Price	Expiration
Name	Exercisable	Unexercisable		($)	Date

Munawar H. Hidayatallah	—	200,000	(1)	$3.86	2/1/2015
	41,666	41,667	(2)	$10.85	12/15/2015
Victor M. Perez	43,000	—		$4.85	11/13/2014
	30,000	15,000	(2)	$10.85	12/15/2015
Theodore F. Pound III	50,000	—		$4.85	11/13/2014
	33,333	16,667	(2)	$10.85	12/15/2015
David Bryan	15,000	—		$2.75	12/15/2013
	13,333	6,667	(1)	$3.86	2/1/2015
	13,333	6,667	(3)	$4.87	5/24/2015
Terence P. Keane	16,666	8,334	(3)	$4.87	5/24/2015
	16,666	8,334	(2)	$10.85	12/15/2015
David Wilde(4)	110,000	—		$4.85	11/13/2014
	83,233	66,667	(1)	$3.86	2/1/2015
	60,000	30,000	(2)	$10.85	12/15/2015

(1)	Remaining options vested February 2, 2007.

(2)	Remaining options vest December 16, 2007.

(3)	Remaining options vest May 25, 2007.

(4)	On April 1, 2007, we entered into a termination agreement with Mr. Wilde whereby, among other things, we accelerated the vesting of Mr. Wilde’s unvested stock options and provided that such stock options would be exercisable for a ninety-day period following termination. Mr. Wilde exercised all of his outstanding options in March and April 2007.

Option Exercises and Stock Vested During Fiscal Year 2006

The following table sets forth information concerning each exercise of stock options and each vesting of stock, including restricted stock and similar instruments, during 2006 for each of the Named Executives on an aggregated basis.

	Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)

Munawar H. Hidayatallah	841,667	$11,212,252
Victor M. Perez	12,000	$159,889
Theodore F. Pound III	—	$—
David Bryan	15,000	$261,550
Terence P. Keane	—	$—
David Wilde	150,100	$2,101,074

Employment Agreements and Change-in-Control Arrangements with Management

The following is a description of the employment agreements and change-in-control arrangements that are currently in effect with respect to each Named Executive. The amount of compensation payable to each Named Executive upon termination with or without cause, termination due to death or disability, termination for good reason and various change-in-control scenarios is shown below. The amounts shown assume that such termination was effective as of December 29, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.

Employment Agreements

Munawar H. Hidayatallah serves as our Chairman and Chief Executive Officer pursuant to the terms of a three-year employment agreement dated as of April 1, 2004. Mr. Hidayatallah is currently negotiating a new employment agreement and is operating under his current employment agreement until a new definitive agreement is reached. Under the terms of his current employment agreement, Mr. Hidayatallah receives an annual base salary of $400,000 subject to an annual increase in the discretion of the board of directors. In addition, Mr. Hidayatallah is entitled to receive a bonus in an amount equal to 100% of his base salary if he meets certain strategic objectives specified in the agreement, and if he meets some but not all of such objectives he may be granted a bonus as determined by the Compensation Committee of the board of directors. Mr. Hidayatallah is also entitled to four weeks vacation per year and is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits provided to all employees. Pursuant to the agreement, we also maintain a term life insurance policy in the amount of $2,500,000 the proceeds of which would be used to repurchase shares of our common stock from Mr. Hidayatallah’s estate in the event of his death. The number of shares purchased would be determined based upon the fair market value of our common stock, as determined by a third party experienced in valuations of this type, appointed by us. Mr. Hidayatallah is also entitled to reimbursements for his travel expenses from his principal place of business to our principal place of business. Mr. Hidayatallah is also subject to customary non-compete and non-solicitation provisions for the term of his agreement. Information with respect to compensation upon termination with or without cause, termination due to death or disability, and various change-in-control scenarios is set forth below under “Severance and Change in Control Arrangements.”

Victor M. Perez serves as our Chief Financial Officer pursuant to the terms of a three-year employment agreement dated as of July 26, 2004. Under the terms of the employment agreement, Mr. Perez receives an annual base salary of $260,000 subject to an annual increase in the discretion of the board of directors. In addition, Mr. Perez is entitled to receive a bonus in an amount equal to up to 50% of his base salary if he meets certain strategic objectives specified in his employment agreement. Mr. Perez is also entitled to three weeks vacation per year and is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits provided to all employees. Mr. Perez is subject to customary non-compete and non-solicitation provisions for the term of his agreement. Information with respect to compensation upon termination with or without cause, termination due to death or disability, and various change-in-control scenarios is set forth below under “Severance and Change in Control Arrangements.”

Theodore F. Pound III serves as our General Counsel and Secretary pursuant to the terms of a three-year employment agreement dated as of October 1, 2004. Under the terms of the employment agreement, Mr. Pound receives an annual base salary of $240,000 subject to an annual increase in the discretion of the board of directors. In addition, Mr. Pound is entitled to receive a bonus in an amount equal to up to 50% of his base salary if he meets certain strategic objectives specified in his employment agreement. Mr. Pound is also entitled to three weeks vacation per year and is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits provided to all employees. Mr. Pound is subject to customary non-compete and non-solicitation provisions for the term of his agreement. Information with respect to compensation upon termination with or without cause, termination due to death or disability, and various change-in-control scenarios is set forth below under “Severance and Change in Control Arrangements.”

David Bryan, President and Chief Operating Officer of our subsidiary Strata Directional Drilling, Inc., or Strata, is employed pursuant to an employment agreement effective through January 31, 2008. Under the terms of the employment agreement, Mr. Bryan receives an annual base salary of $187,000 subject to an annual increase in the discretion of the board of directors. In addition, Mr. Bryan is entitled to receive a bonus based on Strata’s earnings before taxes, interest and depreciation provided that Strata meets designated minimum earnings targets and provided further that such bonus shall not exceed 100% of Mr. Bryan’s base salary. The bonus calculation is subject to adjustment in subsequent years. Mr. Bryan is also entitled to four weeks vacation per year, a monthly car allowance, and is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits provided to all employees. Mr. Bryan is also subject to customary non-compete and non-solicitation provisions for the term of his agreement. Information with respect to compensation upon termination with or without cause, termination due to death or disability, and various change-in-control scenarios is set forth below under “Severance and Change in Control Arrangements.”

Severance and Change in Control Arrangements

The following severance and change in control arrangements apply to each of Messrs. Hidayatallah, Perez, Pound and Bryan, who are referred to as an “executive” for purposes of this discussion.

Each executive’s employment agreement provides that if his employment is terminated by us upon his death, disability or for cause, we will pay him his earned but unpaid salary as of the date of termination, any unpaid expense reimbursements, compensation for accrued, unused vacation as of the date of termination and any further compensation that may be provided by the terms of any benefit plans in which he participates and the terms of any outstanding equity grants. Termination for “Cause” shall occur immediately if the executive commits (i) a criminal act involving dishonesty or moral turpitude or (ii) a material breach of any of the terms and provisions of his employment agreement or fails to obey written directions by our President or Chief Executive Officer (or, in the case of the Messrs. Hidayatallah and Bryan, our board of directors) which are not inconsistent with his employment agreement.

Each executive’s employment agreement provides that if his employment is terminated by us without cause or if the executive resigns within a six month period of being constructively terminated (as defined below), we will pay him his earned but unpaid salary, unearned salary for the lesser of one year following termination of employment or the remainder of the employment agreement (except for Mr. Hidayatallah who will receive payments through the end of his employment agreement) in semi-monthly payments, any unpaid expense reimbursements, compensation for accrued, unused vacation as of the date of termination and any further compensation that may be provided by the terms of any benefit plans in which he participates and the terms of any outstanding equity grants. In general, a “constructive termination” would occur if we (i) demote the executive to a lesser position, either in title or responsibility, (ii) decrease the executive’s salary or benefits below the highest level in effect at anytime during his employment, (iii) require the executive to relocate to a principal place of business more than 50 miles from our current principal place of business, with certain exceptions, (iv) are subject to a change in control (as defined below), unless executive accepts employment with the successor, or (v) breach any other material term of the employment agreement which is not cured within 30 days after receiving notice of such breach.

A “change in control” as defined in the employment agreement includes:

•	the acquisition by any individual, entity or group, or person of ownership of more than 50% of either (i) the then outstanding shares of common stock or (ii) the combined voting power of our then outstanding voting securities entitled to vote, with certain exceptions;

•	individuals who currently constitute the board of directors cease for any reason to constitute at least a majority of the board, with several exceptions;

•	a complete liquidation or dissolution of the Company; or

•	(i) the consummation of a reorganization, merger or consolidation or (ii) the sale or other disposition of all or substantially all of our assets unless, in each case, immediately following the event

•	Our stockholders immediately before the event own, directly or indirectly, at least 50% of the combined voting power of our then outstanding voting securities in substantially the same proportion as their ownership of us or

•	at least a majority of the members of the board of directors of the entity resulting from the transaction were members of the incumbent board at the time of the execution of the agreement providing for the transaction.

The following table sets for the estimated payments and benefits that would be provided to each executive if such officer’s employment had been terminated on December 29, 2006, by us without cause or by the executive if he resigns within six months of being constructively terminated:

	Salary	Value of Unvested
Name	Continuation	Stock Options(1)	Total

Munawar H. Hidayatallah,	$100,000	$507,909	$607,909
Chairman and Chief Executive Officer
Victor M. Perez,	$147,453	$182,850	$330,303
Chief Financial Officer
David Bryan,	$187,000	$248,975	$330,303
President and Chief Operation Officer of Strata Directional Drilling, Inc
Theodore F. Pound III,	$180,000	$203,158	$383,158
General Counsel and Secretary

(1)	Only in the event of a change in control of the Company would unvested stock options vest and the amounts in this column assume the Named Executive resigned from the Company pursuant to a change in control of the Company. The value of accelerated stock options upon a change of control has been calculated as the difference between the strike price and the market price of $23.04 per share of our common stock as of December 29, 2006, multiplied by the number of options vesting as a result of the change of control.

Terrence P. Keane

Terrence P. Keane, President and Chief Executive Officer of our subsidiary AirComp L.L.C., or AirComp, is employed pursuant to an employment agreement dated July 1, 2003, which has a term of four years. Under the terms of this agreement, Mr. Keane is entitled to base salary of $175,000, subject to an annual increase in the discretion of the board of directors. In addition, Mr. Keane is entitled to receive a bonus of up to 50% of his base salary based upon AirComp meeting budgeted earnings before taxes, interest and depreciation targets established by management. Mr. Keane is also entitled to three weeks vacation per year and is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits provided to all employees, with his health insurance benefits paid by AirComp. In addition, Mr. Keane is entitled to monthly car allowance and mileage reimbursements. The employment agreement also contains customary non-compete and non-solicitation provisions.

If Mr. Keane’s employment is terminated for good reason (as defined below), AirComp will pay Mr. Keane (i) his salary for the remainder of the calendar month in which such termination is effective, plus six months, (ii) the prorated amount of his incentive compensation (if any) and (iii) health insurance benefits for six months termination. “Good reason” means (i) a breach by AirComp of the agreement or (ii) the assignment of executive to a materially lesser status or degree of responsibility.

If Mr. Keane’s employment is terminated for cause (as defined below), he will receive his salary through the effective date of such termination and he will not be entitled to any incentive compensation. “Cause” includes:

•	the executive’s breach of the agreement;

•	the executive’s failure to adhere to any written employer policy, with a reasonably opportunity to comply;

•	the appropriation of a material business opportunity of the employer;

•	the misappropriation of company funds or property; or

•	the conviction of, or the entering of a guilty plea or plea of no contest with respect to a felony, or equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

If Mr. Keane’s employment is terminated due to disability, AirComp will pay Mr. Keane (i) his salary for the remainder of the calendar month in which such termination is effective and the lesser of (x) his salary for three consecutive months or (y) the period until disability insurance benefits commence. In addition, Mr. Keane will be entitled to his incentive compensation prorated through the date of termination.

If Mr. Keane’s employment is terminated due to death, AirComp will pay Mr. Keane’s designated beneficiary (i) his salary for the remainder of the calendar month in which such termination is effective and (ii) his incentive compensation prorated through the end of the month of termination.

If Mr. Keane’s employment is terminated by AirComp without cause, Mr. Keane will be entitled to (i) his salary for six consecutive months after such termination is effective, (ii) his incentive compensation prorated through the date of termination, (iii) payment of accrued but unused vacation and (iv) medical coverage for six months following termination. If Mr. Keane terminates his employment without cause, he will only receive his salary through the date of termination. In addition, AirComp may request in writing that Mr. Keane delay the effectiveness of his resignation for up to sixty days.

If there is a change of control (as defined below) of AirComp, and Mr. Keane does not accept employment with the successor following such change of control or six months thereafter, Mr. Keane will be entitled to (i) his salary for twenty-four consecutive months, (ii) incentive compensation for the year during which such change of control occurred and (iii) medical coverage for one-year. A “change of control” shall occur if:

•	AirComp is not the surviving entity in a merger or consolidation;

•	AirComp sells, leases or exchanges or agrees to sell, lease or exchange, substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of AirComp);

•	AirComp is dissolved or liquidated; or

•	any person or entity acquires or gains control of more than 50% of the outstanding membership interests of AirComp, with certain exceptions.

The following table sets for the estimated payments and benefits that would be provided to Mr. Keane if his employment had been terminated on December 31, 2006, by us for good reason, due to his death or disability, with or without cause or by the executive if he resigns within six months of a change of control:

			Continuation of
	Salary		Health and other	Value of Unvested
Event	Continuation		Benefits	Stock Options(1)	Total

Good Reason	$87,500		$8,072	—	$95,572
Death	—		—	—	—
Disability	$43,750	(2)	—	—	$43,750
For Cause	—		—	—	—
Without Cause	$87,500		$8,072	—	$95,572
Change of Control(1)	$175,000		$16,635	$151,410	$343,045

(1)	The value of accelerated stock options upon a change of control has been calculated as the difference between the strike price and the market price of $23.04 per share of our common stock as of December 29, 2006, multiplied by the number of options vesting as a result of the change of control.

(2)	If Mr. Keane’s employment is terminated due to disability, AirComp will pay Mr. Keane (i) his salary for the remainder of the calendar month in which such termination is effective and the lesser of (x) his salary for three consecutive months or (y) the period until disability insurance benefits commence. The amount set forth in this column assumes Mr. Keane is paid his salary for three consecutive months.

David Wilde — Post-Termination Compensation

Effective December 20, 2006, Mr. Wilde resigned as our President and Chief Operating Officer, but remained an employee of the Company until April 1, 2007 at his then current salary. We entered into an agreement with Mr. Wilde, effective April 1, 2007, pursuant to which we (i) paid Mr. Wilde the remainder 50% of his annual cash bonus payment in the amount of $150,000 in accordance with his employment agreement and (ii) accelerated the vesting of stock options to purchase 30,000 shares of common stock held by Mr. Wilde, which were scheduled to vest on December 16, 2007, and provided that such stock options would be exercisable by Mr. Wilde for a ninety-day period following termination. The value of the unvested shares was $156,900 based on the market price of $16.08 per share of our common stock on April 2, 2007. Pursuant to the agreement, with certain limited exceptions, Mr. Wilde agreed not to compete with us within the United States in the businesses of (i) air drilling or underbalanced drilling, casing and tubing services, or rental of oil and gas drill pipe for a period of one year and (ii) horizontal or directional drilling services for a period of three years. In addition, Mr. Wilde agreed to certain non-solicitation provisions.

Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors’ liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We also maintain indemnification insurance on behalf of our directors. In addition, our board of directors has approved and we are in the process of entering into indemnification agreements with all of our directors and executive officers. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from our directors and officers. We believe that these contractual agreements and the provisions in our certificate of incorporation and by-laws are necessary to attract and retain qualified persons as directors and officers.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of outstanding shares of our common stock as of April 25, 2007 for:

•	each of the Named Executives;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each other person known by us to be a beneficial owner of more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

	Shares Beneficially Owned(2)
Name and Address(1)	Number	Percentage

Named Executives:
Munawar H. Hidayatallah(3)	1,917,173	5.5
Victor M. Perez(4)	73,001	*
Theodore F. Pound III(5)	88,333	*
David Bryan(6)	55,000	*
Terrence P. Keane(7)	41,667
David Wilde(8)	—	—
Directors:
Burt A. Adams(9)	3,200,000
Ali H. M. Afdhal(10)	3,000	*
Alejandro P. Bulgheroni(11)	1,503,000	4.3
Carlos A. Bulgheroni(12)	1,003,000	2.9
Victor F. Germack(13)	6,000	*
James M. Hennessy(14)	—	—
John E. McConnaughy, Jr.(15)	103,000	*
Robert E. Nederlander(16)	710,594	2.1
Zane Tankel(17)	—	—
Leonard Toboroff(18)	698,594	2.0
All directors and executive officers as a group (20 persons)	9,520,727	27.0

	Shares Beneficially Owned(2)
Name and Address(1)	Number	Percentage

Other 5% Holders:
Palo Alto Investors(19)	3,278,967	9.5
470 University Avenue, Palo Alto, CA 94301
Oil & Gas Rental Services, Inc.(20)	3,200,000	9.2
948 Degravelle Road, Amelia, LA 70340
Grupo Carso, S.A.B. de C.V. (21)	2,500,000	7.2
Miguel de Cervantes Saveedra #255, Col. Granada CP, 11520 México, D.F., México.

*	Less than one percent.

(1)	Except as otherwise noted, the address of the directors and executive officers is c/o Allis-Chalmers Energy Inc., 5075 Westheimer, Suite 890, Houston, Texas 77056.

(2)	Based on an aggregate of 34,644,510 shares issued and outstanding as of April 25, 2007.

(3)	Includes 1,667,507 shares of common stock owned of record by the Hidayatallah Family Trust, of which Mr. Hidayatallah is the trustee, and 8,000 shares of common stock owned of record by Munawar Hidayatallah SEP IRA. These shares also include options to purchase 241,667 shares of common stock, which are exercisable within 60 days. 1,667,507 of these shares are pledged as collateral.

(4)	Includes options to purchase 73,001 shares of common stock, which are exercisable within 60 days.

(5)	Includes options to purchase 83,333 shares of common stock, which are exercisable within 60 days.

(6)	Includes options to purchase 55,000 shares of common stock, which are exercisable within 60 days.

(7)	Includes options to purchase 41,667 shares of common stock, which are exercisable within 60 days.

(8)	Mr. Wilde resigned as an executive officer of the Company effective December 19, 2006.

(9)	These shares are owned of record by Oil & Gas Rental Services, Inc., of which Mr. Adams is the President and Chief Executive Officer and a minority shareholder. Mr. Adams disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(10)	These shares were granted as a restricted stock award and vest on September 12, 2007.

(11)	Includes (i) 1,000,000 shares held of record by Global Oilfield Holdings Ltd. and (ii) 500,000 shares held of record by Associated Petroleum Investors Ltd. Each such entity is indirectly beneficially owned by Mr. Bulgheroni. Mr. Bulgheroni disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. Also includes 3,000 shares of restricted stock that vest on September 12, 2007.

(12)	Includes 1,000,000 shares held of record by Central Holdings Company Ltd., a British Virgin Islands international business company, which is indirectly beneficially owned by Mr. Bulgheroni. Mr. Bulgheroni disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. Also includes 3,000 shares of restricted stock that vest on September 12, 2007.

(13)	Includes 3,000 shares of restricted stock that vest on September 12, 2007. Mr. Germack’s address is 845 3rd Avenue, Suite 1410, New York, NY 10022.

(14)	Mr. Hennesy’s address is 7837 N. 54th Street, Paradise Valley, AZ 85253.

(15)	Includes 3,000 shares of restricted stock that vest on September 12, 2007. Mr. McConnaughy’s address is 2 Parklands Drive, Darien, CT 06820.

(16)	Includes 3,000 shares of restricted stock that vest on September 12, 2007. 523,332 and 13,862 of these shares are owned by RER Corp. or QEN Corp., respectively, corporations controlled by Mr. Nederlander. Mr. Nederlander’s address is 1450 Broadway, Suite 2001, New York, NY 10018.

(17)	Mr. Tankel’s address is 325 North LaSalle Street, Suite 500, Chicago, Illinois 60610.

(18)	42,860 of these shares are owned by the Leonard Toboroff P.C. Profit Sharing Trust, of which Mr. Toboroff is the sole trustee and beneficiary, and 5,001 of these shares are owned by Lenny Corp., of which Mr. Toboroff is the sole shareholder. 475,343 of these shares are pledged as collateral. Mr. Toboroff’s address is 1450 Broadway, Suite 2001, New York, NY 10018.

(19)	Based on information contained in a Schedule 13G/A filed on February 14, 2007, by Palo Alto Investors, LLC (“PAI”), Palo Alto Investors and William Leland Edwards. PAI is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Palo Alto Investors is the manager of PAI, and Mr. Edwards is the controlling shareholder and President of Palo Alto Investors. As a result, PAI, Palo Alto Investors and Mr. Edwards may be deemed to have shared voting and dispositive power over all of the reported shares.

(20)	Mr. Adams is the President and Chief Executive Officer and a minority shareholder of Oil & Gas Rental Services, Inc.

(21)	Based on information contained in a Schedule 13G filed on February 5, 2007, by The shares are owned directly by Carso Infraestructura y Construcción, S.A.B. de C.V. (“Carso Infraestructura”), Grupo Carso, S.A.B. de C.V. (“Grupo Carso”) and each of Carlos Slim Helú, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, María Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (such individuals are collectively referred to as the “Slim Family”). The shares are owned directly by Carso Infraestructura. Grupo Carso owns a majority of the outstanding voting securities of Carso Infraestructura, and the members of the Slim Family beneficially own, directly and indirectly, a majority of the outstanding voting equity securities of Grupo Carso. As a result, each of Carso Infraestructura, Grupo Carso and the members of the Slim Family may be deemed to have shared voting and dispositive power over the reported shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of our board currently consists of Messrs. Afdhal and Tankel. Mr. Freedman resigned as a member of our board of directors and as a member of our Compensation Committee, effective April 17, 2007. Mr. Freedman served as our Executive Vice President during 2002. No current executive officer has ever served as a member of the board of directors or compensation committee of any other entity (other than our subsidiaries) that has or has had one or more executive officers serving as a member of our board or our Compensation Committee.

RELATED PARTY TRANSACTION APPROVAL POLICY

We do not have a formal related party approval policy for transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. However, to identify related party transactions, each year, we require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. Our board of directors reviews related party transactions for potential conflict of interests. In addition, our Code of Business Ethics and Conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our general counsel or chief financial officer.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On August 14, 2006, we acquired all of the outstanding capital stock of DLS from three British Virgin Island corporations, which we refer to as the DLS Sellers, for approximately $102 million in cash and 2.5 million shares of our common stock. Upon the closing of the acquisition, we also entered into an investors rights agreement, providing, among other things, that the DLS Sellers have the right to designate two nominees for election to our board of directors. Effective upon the closing of the DLS acquisition, Thomas O. Whitener, Jr. and Jens H. Mortensen, Jr. resigned as directors of our company, and the DLS Sellers (pursuant their rights as set forth in the investors rights agreement) designated Alejandro P. Bulgheroni and Carlos A. Bulgheroni as nominees to fill the board vacancies created by the resignations of Mr. Whitener and Mr. Mortensen. In accordance with the provisions of the investors rights agreement, the board appointed Alejandro P. Bulgheroni and Carlos A. Bulgheroni to the

board upon receipt of the nominations. Also, Alejandro P. Bulgheroni and Carlos A. Bulgheroni, may be deemed to indirectly beneficially own all of the outstanding capital stock of the DLS Sellers and, as a result, have a material interest in the transactions contemplated by the stock purchase agreement governing our acquisition of DLS. Alejandro P. Bulgheroni may be deemed to indirectly beneficially own 1.5 million shares and Carlos A. Bulgheroni may be deemed to indirectly beneficially own 1.0 million shares, in each case, out of the 2.5 million shares of our common stock that was issued to the DLS Sellers as the stock component of the purchase price for the DLS acquisition.

A majority of DLS’ revenues are currently received pursuant to a strategic agreement with Pan American Energy, LLC, or Pan American Energy, which is a joint venture owned 60% by British Petroleum and 40% by Bridas Corporation. Alejandro P. Bulgheroni and Carlos A. Bulgheroni may be deemed to indirectly beneficially own all of the outstanding capital stock of Bridas Corporation and are members of the Management Committee of Pan American Energy, and, as a result, have a material interest in the transactions contemplated by the strategic agreement between DLS and Pan American Energy. From the date of our acquisition of DLS, DLS received approximately $36 million in revenues from services performed for Pan American Energy.

We have an oral consulting agreement with Leonard Toboroff, one of our directors, pursuant to which we paid him $12,000 per month from January 2006 through October 2006 to advise us regarding financing and acquisition opportunities.. Effective November 1, 2006, we increased Mr. Toboroff’s consulting fees to $12,500 per month.

Jens H. Mortensen, who resigned as a director effective August 14, 2006, was the holder of a $4 million dollar subordinated note issued by us, at 7 1/2% interest, which was repaid in January 2006.

On December 18, 2006, we acquired substantially all of the outstanding assets of OGR for approximately $102 million in cash and 2.5 million shares of our common stock. Upon the closing of the acquisition, we also entered into an investor rights agreement, providing, among other things, that OGR had the right to designate one nominee for election to our board of directors. Effective upon the closing of the acquisition of substantially all the assets of OGR, OGR designated Burt A. Adams, the Chief Executive Officer and a minority shareholder of OGR, as a nominee to our board of directors. In accordance with the provisions of the investor rights agreement, the board appointed Burt A. Adams to the board upon receipt of the nomination. In addition, on December 19, 2006, Burt A. Adams was elected our President and Chief Operating Officer to replace Dave Wilde who resigned.

OGR purchases general oilfield supplies and materials from Ralow Services, Inc., or Ralow. Ralow is owned by Brad A. Adams and Bruce A. Adams who are brothers of Burt A. Adams, our Vice Chairman, President and Chief Operating Officer. In addition, Brad A. Adams is employed as Vice President — Customer Relations by our subsidiary, Allis-Chalmers Rental Services, Inc. and Bruce A. Adams is Vice President and General Manager of the Morgan City location of Allis-Chalmers Rental Services, Inc. During 2006, OGR purchased supplies and materials from Ralow in an aggregate amount of approximately $2,266,768.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, certain officers, and beneficial owners of 10% or more of any class of our stock (“Reporting Persons”) are required from time to time to file with the SEC and the New York Stock Exchange reports of ownership and changes of ownership. Reporting Persons are required to furnish us with copies of all Section 16(a) reports they file. Based solely on its review of forms and written representations received from Reporting Persons by it with respect to the fiscal year ended December 31, 2006, we believe that all filing requirements applicable to our officers, directors and greater than 10% stockholders have been met, except for a late Form 4 filing by Robert E. Nederlander in connection with the exercise of a warrant and stock options in January 2006, a late Form 3 filing by each of Steve Collins and James Davey when they became an officer of the Company, a late Form 3 filing by Ali Afdhal when he became a director of the Company and a late Form 4 filing by John E. McConnaughy in connection with the grant of restricted stock in November 2006.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all employees of the Company and each of its subsidiaries, including our principal executive officer, principal financial officer, principal accounting officer and controller, and persons performing similar functions. The purpose of the Code of Business Conduct and Ethics is: (i) to deter wrongdoing; (ii) to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (iii) to promote full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with the SEC or otherwise communicate to the public; (iv) to promote compliance with applicable governmental laws, rules and regulations; (v) to promote prompt internal reporting of violations of the code to an appropriate person; and (vi) to promote accountability for adherence to the code.

We will provide a copy of the Code of Business Conduct and Ethics without charge to any person upon request by contacting our Chief Accounting Officer at our executive office. Code of Business Conduct and Ethics is available on our website at www.alchenergy.com.

Stockholder Proposals

Management anticipates that our 2008 annual stockholders meeting will be held during June 2008. Any stockholder who wishes to submit a proposal to be included in our proxy statement and form of proxy relating to the 2008 annual stockholders meeting must submit the proposal to us on or before January 1, 2008. Any such proposals should be timely sent to our Secretary at 5075 Westheimer, Suite 890, Houston, Texas 77056. Such proposal must meet all of the requirements of the SEC to be eligible for inclusion in our 2008 proxy materials. Any stockholder who wishes to submit a proposal for our 2008 annual stockholders meeting that is not to be included in our proxy statement and form of proxy must deliver notice of the proposal to us by no later than March 22, 2008.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with the board of directors, the non-management directors or any individual director should send any communication to Corporate Secretary, Allis-Chalmers Energy Inc., 5075 Westheimer, Suite 890, Houston, Texas 77056. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Corporate Secretary will forward such communication director or directors to whom the communication is directed, unless the Corporate Secretary determines that the communication does not relate to the business or affairs of the Company or the functioning or constitution of the board of directors or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the board of directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive, or is otherwise not appropriate for delivery to directors.

Availability of Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2006, including audited financial statements, is enclosed with this proxy statement but does not constitute a part of the proxy soliciting material. Allis-Chalmers Energy Inc. will furnish a copy of its Annual Report for the year ended December 31, 2006, without exhibits, free of charge to each person who forwards a written request to the Corporate Secretary, Allis-Chalmers Energy Inc., 5075 Westheimer, Suite 890, Houston, Texas 77056.

Annex A

ALLIS-CHALMERS ENERGY INC.
Audit Committee Charter
Amended and Restated- March 2007

Purpose

The purpose of the Committee is to assist the Board of Directors in overseeing:

1. The integrity of the Company’s financial statements;

2. The Company’s compliance with legal and regulatory requirements;

3. The independent auditor’s qualifications and independence; and

4. The performance of the Company’s internal audit function and independent auditor.

In addition, the Committee shall prepare an audit committee report for inclusion in the Company’s annual proxy statement, as required by the Securities and Exchange Commission (“SEC”).

Membership and Organization

Number of Members and Appointment.  The Committee shall be comprised of three or more directors, who will be appointed by the Board of Directors. The presence of at least two members, in person or by telephone, shall constitute a quorum.

Chairperson.  The Board of Directors shall appoint a member of the Committee to serve as chairperson of the Committee and to preside at meetings of the Committee. If a chairperson is not designated or present at any meeting of the Committee, the members of the Committee may designate a chairperson by majority vote of the Committee members. The chairperson will regularly report to the Board of Directors on Committee activities.

Qualifications.  Each member of the Committee must be a member of the Board of Directors and shall meet the independence, experience and qualification requirements of the New York Stock Exchange, the SEC and the rules and regulations of the SEC. In addition, the Board of Directors must affirmatively determine that the member has no material relationship with the Company. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise. If a Committee member simultaneously serves on the Audit Committees of more than three public companies, that member’s continued service on the Committee shall be conditioned upon the Board’s determination that such simultaneous service would not impair the ability of the individual to effectively serve on the Company’s Committee and such determination shall be disclosed in the Company’s annual proxy statement.

Removal and Vacancies.  Vacancies occurring in the Committee may be filled by appointment of the Chairman of the Board of Directors, but no member of the Committee shall be removed except by vote of a majority of directors present at any regular or special meeting of the Board of Directors.

Compensation.  The compensation of members of the Committee may be determined from time to time by resolution of the Board of Directors. In addition, members of the Committee shall be reimbursed for all reasonable expenses incurred in attending such meetings.

Authority

The Committee shall have the authority to engage independent counsel and other advisors, as it deems necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the Board of Directors, to compensate the independent auditor, any advisors (including outside legal counsel) engaged by the Committee and to pay ordinary administrative expenses of the Committee that are necessary or appropriate to carrying out its duties.

Meetings

The Committee shall meet at least four times annually, or more frequently as circumstances require. Periodically, the Committee will meet separately with management, with internal auditors and with the Company’s independent auditors. The Committee shall make regular reports to the Board and will review with the full Board of Directors any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance and independence of the internal audit function. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Responsibilities

General

The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditor, subject to the right of the Company’s stockholders to appoint the auditors as required by applicable law. The Committee shall be directly responsible for overseeing the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report, preparing other audit review or attest services or related work. The independent auditor is ultimately accountable to the Board of Directors and Committee and shall report directly to the Committee.

The Committee shall preapprove all auditing services to be performed by any outside audit firm, including the independent auditor. In addition, the Committee shall pre-approve all permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent auditor, subject to the de minimis exceptions for non-audit services described in the Exchange Act, which services are approved by the Committee prior to completion of the audit. Alternatively, the Company may engage the independent auditor pursuant to pre-approval policies and procedures established by the Committee, provided that the policies and procedures are detailed as to the particular services and the Committee is informed of each service. Annually, the Committee shall evaluate its performance. In addition, the Committee shall review and update its charter annually and submit proposed changes, if any, to the Board for approval. To the extent it deems necessary or appropriate, the Committee shall:

Oversight of Company’s Internal Auditors

Review of Internal Audit Function.  Review at least annually, (i) the annual audit plan, activities and organizational structure of the internal audit function, (ii) the qualifications of the internal audit function and (iii) the effectiveness of the internal audit function.

Oversight of Company’s Independent Auditor

1. Scope of Audit.  Meet with the independent auditor and management to review the proposed scope of any audit and the audit procedures to be utilized.

2. Due Diligence of Independent Auditor.  Obtain and review, at least annually, a report by the Company’s independent auditor describing: the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

3. Annual Evaluation of Independent Auditor.  At least annually, evaluate the independent auditor’s qualifications, performance and independence. This evaluation will include a review and evaluation of the lead partner of the independent auditor and shall take into account the opinions of management and the Company’s internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the full Board of Directors.

4. Lead Partner and Independent Auditor Rotation.  Assure the regular rotation of the lead audit partner as required by law. The Committee shall also consider whether in order to assure continuing auditor independence, there should be regular rotation of the independent audit firm.

5. Hiring Policies.  Set clear hiring policies for employees or former employees of the Company’s independent auditors.

6. Independent Auditor Review.  Review with the independent auditor any audit problems or difficulties and management’s response thereto. Such review shall also include discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

Financial Statement and Disclosure Matters

1. Financial Statements.  Review and discuss the annual audited financial statements and the quarterly unaudited financial statements with management and the independent auditor, including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s periodic reports filed with the SEC.

2. Significant Items.  Review and discuss with management and the independent auditor:

a. major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

b. analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and

c. the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

3. Independent Auditor Reports.  Obtain and review reports provided by the Company’s independent auditor, as required by applicable laws, regarding:

a. all critical accounting policies and practices used by the Company;

b. all material alternative accounting treatments within GAAP that have been discussed with management; and

c. other material written communications between the accounting firm and management.

4. Risk Assessment and Risk Management.  Discuss policies with respect to risk assessment and risk management, including a discussion of guidelines and policies to govern the process by which this is handled. The Committee shall also discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

5. Press Releases and Earnings Guidance.  Discuss with management the type and presentation of information to be included in earnings press releases (including any use of “pro forma,” or “adjusted” non-GAAP information) and any financial information and earnings guidance provided to analysts and rating agencies. The Committee’s responsibility to discuss earnings releases, as well as financial information and earnings guidance, may be done generally (i.e. discussion of the types of information to be disclosed and the type of presentation to be made), and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

6. Audit Results.  Review with the independent auditor and management the results of the audit, including information relating to the independent auditors’ judgment about the quality, not just the acceptability, of the Company’s accounting principles, in accordance with SAS 90. The Committee shall also regularly review with the independent auditor and management any audit problems or difficulties encountered in the course of the audit work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management, as well as management’s response thereto.

7. Internal Controls.  Consider and review the adequacy of the Company’s internal controls, as well as any significant findings and recommendations of the independent auditor or the internal auditor, together with management’s response thereto.

8. CEO and CFO Certifications.  Review the disclosure and certification of the Company’s CEO and CFO under Sections 302 and 906 of the Sarbanes-Oxley Act.

Compliance and Regulatory Oversight

1. Complaints.  Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

2. Code of Ethics.  Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

3. Significant Legal Matters.  Discuss with the General Counsel any legal, compliance or regulatory matters that would be reasonably likely to have a material effect on the Company.

4. Auditor Confirmation Regarding Absence of Violations.  Ascertain annually from the independent auditor whether any illegal acts were detected in the course of the audit, requiring disclosure in accordance with generally accepted accounting standards. The Committee relies on the expertise and knowledge of management, the internal auditors and its independent auditors in carrying out its oversight responsibilities. Management of the Company is responsible for determining that the Company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing the Company’s financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Company’s internal policies, procedures and controls.

ALLIS-CHALMERS ENERGY INC.
5075 Westheimer, Suite 890
Houston, Texas 77056
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2007
     The undersigned hereby appoints Victor M. Perez and Theodore F. Pound III, and each of them, either one of whom may act without joinder of the other, as proxies, with full power of substitution and revocation to represent the undersigned and to vote all shares of Allis-Chalmers Energy Inc. which the undersigned is entitled to vote at the annual meeting of stockholders to be held at 5075 Westheimer, Suite 890, Houston, Texas 77056 on June 14, 2007 at 11:15 a.m., and at any adjournment or postponement thereof.
     In their discretion, the proxies are entitled to vote in the manner shown on this form as to the following matters and in their discretion on any other business or matters as may properly come before the meeting or any adjournment or postponement thereof.
(To be Voted and Signed on Reverse Side)

ANNUAL MEETING OF STOCKHOLDERS OF
ALLIS-CHALMERS ENERGY INC.
June 14, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon as
possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1. Election of Directors:

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

NOMINEES:
¡ Burt A. Adams
¡ Ali H. Afdhal
¡ Alejandro P. Bulgheroni
¡ Carlos A. Bulgheroni
¡ Victor F. Germack
¡ James M. Hennessy
¡ Munawar H. Hidayatallah
¡ John E. McConnaughy, Jr.
¡ Robert E. Nederlander
¡ Leonard Toboroff
¡ Zane Tankel

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the space provided above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To approve the ratification of the appointment of UHY LLP as independent accountants for the fiscal year ending December 31, 2007.	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.